MANAGEMENT FEE WAIVER AGREEMENT

FOR CERTAIN FUNDS OF

VICTORY PORTFOLIOS III

AND BETWEEN

VICTORY CAPITAL MANAGEMENT INC.

THIS AGREEMENT, effective as of March 17, 2026, by and between Victory Capital Management Inc. (the “Investment Adviser”) and Victory Portfolios III, a Delaware statutory trust (the “Trust”), on behalf of each series listed on Schedule A hereto, (each a “Fund” and collectively the “Funds”) individually, and not jointly;

WHEREAS, the Trust is an open-end management investment company of a series type registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and each Fund is a series of the Trust; and

WHEREAS, the Trust and the Investment Adviser have entered into an investment advisory agreement on behalf of the Funds (the “Advisory Agreement”), pursuant to which the Investment Adviser provides investment advisory services to the Funds for compensation based on the value of the average daily net assets of each Fund; and

WHEREAS, the Trust and the Investment Adviser have entered into a contractual expense limitation (“Expense Limitation Agreement”) to maintain each Fund’s aggregate expenses below a level which may normally be incurred by the Fund;

WHEREAS, the Funds may, in accordance with their investment objectives and restrictions, invest a portion of their assets in certain exchange-traded funds advised by the Investment Adviser (“affiliated ETFs”);

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.Fee Waiver

1.1.Applicable Fee Waiver. To the extent that a Fund invests in an affiliated ETF, the Investment Adviser undertakes to waive all or a portion of a Fund’s advisory fee to offset the proportionate share of the investment advisory fee of the affiliated ETF incurred through the Fund’s investment in the affiliated ETF.

1.2.Implementation of the Fee Waiver. In cases where the Fee Waiver is implemented, the impact of any reduction in the Fund’s advisory fee by the Investment Adviser shall be included first in calculating whether, and the extent to which, the Fund’s Expense Limitation Agreement shall apply. Fee waivers under this Agreement are not subject to recoupment by the Investment Adviser.

2.Term and Termination of Agreement.

2.1.This Agreement shall become effective on the date stated above only if approved by the Board of Trustees of the Trust (“Board”) and by a majority of the Trustees who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement. This Agreement shall remain in effect with respect to each Fund for the period shown on Schedule A, unless the

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Board approves otherwise. The Investment Adviser may extend the duration of the Agreement for any Fund by delivering a revised Agreement to the Trust reflecting such extension. This Agreement shall terminate with respect to any Fund upon termination of the Advisory Agreement on behalf of that Fund.

3.Miscellaneous.

3.1.Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their constructionor effect.

3.2.Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trustor the Funds.

3.3.Definitions. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

VICTORY PORTFOLIOS III, on behalf of each Fund listed on Schedule A, individually and not jointly

By: /S/ THOMAS DUSENBERRY

Name: Thomas Dusenberry

Title: President

VICTORY CAPITAL MANAGEMENT INC.

By: /S/ MICHAEL D. POLICARPO

Name: Michael D. Policarpo

Title: President, Chief Financial Officer and

Chief Administrative Officer

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SCHEDULE A

TO THE FEE WAIVER AGREEMENT

DATED MARCH 17, 2026*

Victory Cornerstone Aggressive Fund

Victory Cornerstone Moderate Fund

Victory Cornerstone Moderately Aggressive Fund

Victory Cornerstone Moderately Conservative Fund

* For the period: July 1, 2025, to June 30, 2027

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